EV Energy Partners Announces Proposed Add-on Offering of Senior Unsecured Notes

HOUSTON, TX — (MARKET WIRE) — 03/08/12 — EV Energy Partners, L.P. (NASDAQ: EVEP) and its subsidiary EV Energy Finance Corp. today announced that they intend, subject to market conditions, to publicly offer an additional $100 million in aggregate principal amount of their 8.0% senior notes due 2019 (the “Additional Notes”) pursuant to the same indenture under which their existing $300 million of 8.0% senior notes due 2019 (the “Existing Notes”) were issued. The Existing Notes and the Additional Notes will be treated as a single class of securities under the Indenture. The Partnership intends to use the net proceeds from the offering to repay indebtedness under its existing senior secured revolving credit facility.

J.P. Morgan Securities LLC, RBC Capital Markets, LLC, Wells Fargo Securities, LLC and Citigroup Global Markets Inc. will act as joint book-running managers for the offering. The offering will be made only by means of a preliminary prospectus supplement and the accompanying base prospectus, copies of which may be obtained on the Securities and Exchange Commission (“SEC”) web site at www.sec.gov. Alternatively, the underwriters will arrange to send you the preliminary prospectus supplement and related base prospectus if you request them by contacting:

J.P. Morgan Securities LLC

383 Madison Avenue

New York, NY 10179

Attention: High Yield Syndicate

Telephone: 1-800-245-8812

Email: HYsyndicate@jpmorgan.com

RBC Capital Markets, LLC

Attention: High Yield Capital Markets

3 World Financial Center

200 Vesey Street, 10th Floor

New York, NY 10281-8098

Telephone: (877) 280-1299

Wells Fargo Securities, LLC

550 South Tryon Street

7th Floor MAC D1086-070

Charlotte, NC 28202

Attention: Client Support

Telephone: 1-800-326-5897

Email: cmclientsupport@wellsfargo.com

Citigroup Global Markets Inc.

Attn: Prospectus Department

Brooklyn Army Terminal

140 58th Street, 8th Floor

Brooklyn, NY 11220

Telephone: 1-800-831-9146

Email: batprospectusdept@citi.com

This announcement is neither an offer to sell nor a solicitation of an offer to buy any securities, nor shall there be any sale of any such securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. A registration statement relating to the securities has been filed and became effective March 8, 2012.

(code #: EVEP/G)

This press release includes forward-looking statements. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Partnership expects, believes or anticipates will or may occur in the future are forward-looking statements, including statements regarding closing of the offering and the use of proceeds of the offering. These statements reflect the Partnership’s expectations or forecasts based on assumptions made by the Partnership. These statements are subject to risks including those relating to market conditions, financial performance and results, prices and demand for natural gas and oil and other important factors that could cause actual results to differ materially from our forward looking statements. These risks are further described in the Partnership’s reports filed with the Securities and Exchange Commission.

Any forward-looking statement speaks only as of the date on which such statement is made and the Partnership undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

EV Energy Partners, L.P., Houston

Michael E. Mercer

713-651-1144

http://www.evenergypartners.com